UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2008
Federal Signal Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-6003	36-1063330
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

1415 W. 22nd Street, Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)
(630) 954-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
(a) On December 5, 2008, the Board of Directors of Federal Signal Corporation (the “Company”) approved an amendment to Section 2.13 of the Company’s Amended and Restated Bylaws effective immediately. The Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”), are filed as Exhibit 3.b. attached hereto. Section 2.13 of the Bylaws, as amended, provides for election of directors by a majority of the votes cast for each director. Previously, directors were elected by a plurality of the vote.
The Board of Directors has also adopted a director resignation policy relating to the majority voting provision of the Bylaws pursuant to which each incumbent director will execute and deliver to the Company an advance irrevocable resignation that will be effective in the event that such incumbent director fails to receive more total votes cast “for” his or her election than total “withhold” votes. In this event, under the director resignation policy, the Nominating and Governance Committee will recommend to the Board of Directors the action to be taken with respect to such director’s contingent resignation and the Board of Directors will take action on the Committee’s recommendation no later than 180 days following the date of the stockholders’ meeting at which the election occurred. Following the Board of Director’s action, the Company will publicly disclose the Board’s decision including an explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

3.b.	Amended and Restated By-Laws of Federal Signal Corporation, as further amended December 5, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FEDERAL SIGNAL CORPORATION
Dated: December 11, 2008	By:	/s/ William Barker
William Barker
Senior Vice President and Chief Financial Officer